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                                                                    EXHIBIT 99.1

(LOGO)

For Immediate Release               CONTACTS:
                                    Investors:             Media:
                                    John C. van Roden      William T. Yanavitch
                                    (717) 225-2790         (717) 225-2760

                 GLATFELTER REPORTS SECOND QUARTER 2004 RESULTS

YORK, PA, JULY 22, 2004: Glatfelter (NYSE: GLT) today reported a loss from continuing operations of $1.6 million, or $0.04 per diluted share, for the second quarter of 2004 compared to income of $682 thousand, or $0.02 per diluted share, in the same quarter of 2003. The decline in earnings was primarily due to lower selling prices in the Company's Printing & Converting Papers business unit and, to a lesser extent, in the Engineered Products and Long Fiber & Overlay Papers business units.

"During the second quarter, our Engineered Products and Long Fiber & Overlay Papers business units continued to produce attractive volume growth," said George H. Glatfelter II, Chairman and Chief Executive Officer. "In addition, continuing a trend that began in the first quarter of 2004, pricing and demand in our Printing & Converting Papers business unit strengthened throughout the quarter, reversing the declining conditions experienced throughout 2003. Although these conditions are encouraging, we continue to be committed to executing our strategies to reposition our product portfolio by focusing our resources on those markets with more attractive growth characteristics while aggressively reducing our cost structure."

Net sales totaled $129.0 million for the second quarter of 2004 compared to $129.6 million for the year-earlier quarter. Unit volumes sold in the Company's Engineered Products and Long Fiber & Overlay Papers business units increased 8.6% and 17%, respectively, in the quarter-to-quarter comparison. Lower selling prices and a 10% decline in unit volumes in the Printing & Converting Papers business unit more than offset the growth in Engineered Products' and Long
Fiber & Overlay Papers' results. The decline in Printing & Converting Papers' revenue resulted from the fourth quarter of 2003 shutdown of a papermaking machine at the Company's Neenah, WI facility, and the unfavorable effects on net sales from declining prices experienced throughout 2003. Pricing for Printing & Converting Papers' products improved in the second quarter of 2004 and prices for certain of the unit's product offerings are expected to increase further during the third quarter of this year. The favorable effect of a weaker U.S. dollar on translated results of international operations increased reported net sales by approximately $2.4 million. However, the weaker U.S. dollar relative to the Euro adversely affected the price competitiveness of Long Fiber & Overlay Papers' products.

For the three months ended June 30, 2004 and 2003, costs of products sold totaled $115.9 million and $114.1 million, respectively. The $1.8 million increase was primarily due to production inefficiencies associated with implementation issues related to the fourth quarter 2003 restructuring of the Company's Neenah, WI facility, product mix changes and the unfavorable effect of foreign currency translation adjustments. During the second quarters of 2004 and 2003, the Company completed its annually scheduled maintenance shutdown of its Spring Grove, PA facility. These shutdowns result in increased maintenance spending and reduced production leading to unfavorable manufacturing variances that negatively affect costs of products sold. Gross profit for the second quarter of 2004 totaled $16.0 million compared to $18.6 million in the comparable quarter of 2003. The Spring Grove maintenance shutdown had an estimated impact on gross profit of approximately $5.5 million in the second quarter of 2004 and $6.1 million in the comparable quarter a year ago.

Selling, general and administrative ("SG&A") expenses in the second quarter of 2004 totaled $15.7 million compared with $14.7 million in the year-earlier quarter. The $1.0 million increase was
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primarily due to higher legal fees related to $25.5 million of insurance recoveries received in 2004, and to costs associated with implementing the North American Restructuring Program.

Restructuring charges in the second quarter of 2004 totaled $867 thousand for severance and related benefits associated with the elimination of salaried positions in connection with the North American Restructuring Program and for increases to the 2003 Neenah restructuring accrual.

For the first six months of 2004, earnings from continuing operations totaled $34.6 million or $0.79 per diluted share, compared to $27.4 million and $0.63 per share, respectively, for the comparable period in 2003. The results for the first six months of 2004 benefited from after-tax gains totaling $35.0 million, or $0.80 per share, from the sales of timberlands and the corporate aircraft and from insurance recoveries. The results for the first six months of 2003 included an after-tax gain of $20.0 million, or $0.46 per share, on the sale of timberlands. Net sales totaled $261.1 million for the six months ended June 30, 2004, compared to $271.9 million for the year-earlier period. Gross profit for first half of 2004 totaled $36.5 million compared to $48.6 million in the comparable period of 2003 and SG&A expenses totaled $30.5 million compared with $29.8 million.

North American Restructuring Program

The North American Restructuring Program, which was initiated in the second quarter of 2004, is designed to improve operating results by enhancing product and service offerings in Printing & Converting Papers' book publishing markets, reducing our workforce at our Spring Grove facility by approximately 20%, and implementing improved supply chain management processes. The financial benefits from these efforts will begin to phase-in during the latter part of 2004, and are expected to approximate $15 million to $20 million annually, beginning in 2006.

During the second quarter of 2004, the Company eliminated certain positions not represented by labor unions. Further, the Company negotiated a new labor agreement that enables it to achieve targeted workforce reduction levels at our Spring Grove, PA facility. The union membership at this location ratified the agreement on July 20, 2004. Based on this contract, the Company expects to record, in the third quarter of 2004, a restructuring charge of between approximately $9 million to $20 million, primarily for pension and other retirement benefits and severance costs.

"Ratification of this agreement is a key component of our North American Restructuring Program. We worked very closely with our labor representatives at the Spring Grove facility and are pleased we were able to reach an appropriate and acceptable agreement for all parties involved. We look forward to continuing our strong and progressive relationship with our unionized employees and their representatives as we strengthen and reposition our Company," stated Mr. Glatfelter. "In addition, we are making significant progress implementing other initiatives of the North American Restructuring Program including the introduction of Performance Plus, our redesigned product portfolio and service program designed specifically for the book publishing industry. We are also implementing new sourcing strategies that we believe will allow us to more effectively manage our cost structure and improve working capital."
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In September 2003, the Company announced a restructuring program designed to generate annual pre-tax financial benefits at our Neenah facility of $8 million to $11 million. As of June 30, 2004, the Company had largely completed the planned restructuring of the Neenah facility that included the shutdown of the recycled pulp mill and one paper machine and a 50% workforce reduction at the facility. However, as a result of this facility's higher purchased fiber and energy costs, and transition-related operating inefficiencies, the Company now expects that the actions taken at Neenah will not lead to a realization of the financial benefits originally expected to be achieved in 2004. The Company continues to expect that the benefits of the Neenah restructuring will be more fully reflected in the operating results of the facility as transition related issues are resolved and when fiber and energy costs return to more normalized levels.

Mr. Glatfelter added, "Despite the challenges presented by the significant changes being made to our business, we are encouraged by a number of positive developments during the quarter. The overall strengthening of both demand and pricing are indications of improving conditions within our industry. In addition, we are successfully implementing many of the initiatives of our North American Restructuring Program which are designed to strengthen the financial performance of our business."

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines and a sales office in China. Glatfelter's common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, successful execution of the North American Restructuring Program, growth strategies and cost reduction initiatives, circumstances surrounding the Neenah facility and former Ecusta Division, and global political, economic, business, competitive, market, tax legislation and other regulatory factors. More information about these factors is contained in Glatfelter's filings with the U.S. Securities and Exchange Commission.

As previously announced, the Company will hold a conference call today at 11:00 AM EST to discuss its second quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company's Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software.

You may also participate by calling (973) 582-2706 at 10:55 AM (EDT) on July 22, 2004. A taped replay of the conference call will be available within two hours of the conclusion of the call and until July 29, 2004. To access the taped replay, call (973) 341-3080 and enter conference PIN 4969423. The replay of the conference call also will be available on our website for at least one month following the call.
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                    P. H. GLATFELTER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

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                                                                            THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                                 JUNE 30                       JUNE 30
In thousands, except per share data                                        2004           2003            2004           2003
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
Net sales                                                                $129,029       $129,620       $261,106        $271,906
Energy sales - net                                                          2,894          2,775          5,308           5,052
                                                                         --------       --------       --------        --------
     Total revenues                                                       131,923        132,395        266,414         276,958
Costs of products sold                                                    115,881        114,126        229,873         228,382
                                                                         --------       --------       --------        --------
     Gross profit                                                          16,042         18,629         36,541          48,576
Selling, general and administrative expenses                               15,691         14,737         30,513          29,771
Restructuring charges                                                         867              -            867               -
Gains on dispositions of plant, equipment and timberlands,
     net                                                                     (392)          (854)       (33,430)        (31,401)
Gains from insurance recoveries                                              (300)             -        (25,500)              -
                                                                         --------       --------       --------        --------
     Operating income                                                         176          4,386         64,091          50,206
Nonoperating income (expense)
     Interest expense                                                      (3,280)        (3,655)        (6,695)         (7,054)
     Interest income                                                          453            500            896             687
     Other - net                                                             (271)          (153)           (58)         (1,043)
                                                                         --------       --------       --------        --------
        Total other income (expense)                                       (3,098)        (3,308)        (5,857)         (7,410)
                                                                         --------       --------       --------        --------
Income (loss) from continuing operations before income taxes               (2,922)         1,078         58,234          42,796
     Income tax provision (benefit)                                        (1,293)           396         23,604          15,425
                                                                         --------       --------       --------        --------
         Income (loss) from continuing operations                          (1,629)           682         34,630          27,371

Discontinued operations
     Income (loss) from discontinued operations                                 -           (648)             -            (513)
         Income tax benefits                                                    -            235              -             188
                                                                         --------       --------       --------        --------
     Income (loss) from discontinued operations                                 -           (413)             -            (325)
                                                                         --------       --------       --------        --------
         Net income (loss)                                                $(1,629)          $269        $34,630         $27,046
                                                                         ========       ========       ========        ========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
   Income (loss) from continuing operations                               $(0.04)          $0.02          $0.79           $0.63
                                                                               -           (0.01)             -           (0.01)
                                                                         --------       --------       --------        --------
     Net income (loss)                                                    $(0.04)          $0.01          $0.79           $0.62
                                                                         ========       ========       ========        ========
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                                     -more-
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                    P. H. GLATFELTER COMPANY AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
                                   (UNAUDITED)
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                                                                                                            SIX MONTHS ENDED
                                                                                                                JUNE 30

In thousands                                                                                             2004              2003
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
CASH FLOW DATA
Cash provided (used) by continuing operations
   Operating activities                                                                                 $16,832           $31,953
   Investing activities                                                                                  22,987           (44,468)
   Financing activities                                                                                 (43,968)            6,639

Depreciation, depletion and amortization                                                                 26,380            25,153
Capital expenditures                                                                                     11,121            45,548

BALANCE SHEET DATA (END OF PERIOD)
   Cash and cash equivalents                                                                            $11,096           $27,423
   Total assets                                                                                       1,024,283         1,023,069
   Total debt                                                                                           216,823           247,255
   Shareholders' equity                                                                                 396,139           388,236
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